News Release

Unisys Names Former Secretary of the U.S. Air Force Deborah Lee James to Board of Directors

BLUE BELL, Pa., August 7, 2017 - Unisys Corporation (NYSE: UIS) today announced that Deborah Lee James, former Secretary of the United States Air Force, has been elected to the Unisys board of directors.

James, 58, served as the 23rd Secretary of the Air Force from December 20, 2013 to January 20, 2017. James was responsible for the affairs of the Department of the Air Force, including organizing, training, equipping and providing for the welfare of its nearly 660,000 active-duty, Guard, Reserve and civilian Airmen and their families. She also oversaw the Air Force's annual budget of more than $139 billion.

“I am very pleased to be joining the board of Unisys, a company whose commitment to safeguard its clients’ most crucial business assets is second to none,” James said. “I look forward to helping make the company’s vision of enhancing peoples’ lives through digital security a reality.”

James brings more than 30 years of unparalleled senior homeland and national security experience in the federal government and the private sector to Unisys.

Prior to serving as Secretary of the Air Force, James held a variety of increasingly senior positions at Science Applications International Corporation (SAIC), including Senior Vice President and Director of Homeland Security, and then President of the company’s Technical and Engineering Sector, where she was responsible for 8,700 employees and more than $2 billion in revenue. Previously, she was Executive Vice President and Chief Operating Officer at Business Executives for National Security, and Vice President of International Operations and Marketing at United Technologies.

Prior to those positions, from 1993 to 1998, James served in the Pentagon as the Assistant Secretary of Defense for Reserve Affairs. In that position, she was the Secretary of Defense’s senior advisor on all matters pertaining to the 1.8 million National Guard and Reserve personnel worldwide. In addition to working extensively with Congress, state governors, the business community, military associations and international officials on National Guard and Reserve component issues, she oversaw a $10 billion budget and supervised a 100-plus-person staff. Prior to her Senate confirmation in 1993, she served as the Assistant to the Secretary for Legislative Affairs.

From 1983 to 1993, James worked as a professional staff member on the House Armed Services Committee, where she served as a senior advisor to the Military Personnel and Compensation Subcommittee, the NATO Burden Sharing Panel and the Chairman’s Member Services team.

James is a 1979 graduate of Duke University, where she earned a Bachelor of Arts degree in comparative area studies. She earned a master’s degree in international affairs from Columbia University School of International and Public Affairs in 1981.

“We warmly welcome Debbie to the Unisys board,” said Peter Altabef, president and CEO of Unisys. “As someone who just recently led one of the branches of the U.S. Armed Forces, she understands that combating the growing range of threats that we all face across cyber, logistics and border security requires new thinking. In addition, her private sector experience will be invaluable to the board, especially considering her experience with the transformative nature of digital products and solutions as we are launching our next generation of offerings.”

About Unisys
Unisys is a global information technology company that specializes in providing industry-focused solutions integrated with leading-edge security to clients in the government, financial services and commercial markets. Unisys offerings include security solutions, advanced data analytics, cloud and infrastructure services, application services and application and server software. For more information, visit www.unisys.com.

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Contacts:
Investors: Courtney Holben, Unisys, 215-986-3379
courtney.holben@unisys.com

Media: Brian Daly, Unisys, 215-274-1376
brian.daly@unisys.com

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RELEASE NO.: 0807/9527

Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

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